PROSPECTUS SUPPLEMENT No. 3	Filed pursuant to Rule 424(b)(7)
(To Prospectus dated April 13, 2007)	Registration Number 333-142118

Alexandria Real Estate Equities, Inc.

504,617 Shares
Common Stock

This prospectus supplement supplements and amends the prospectus dated April 13, 2007, as supplemented by prospectus supplement no. 1 dated May 7, 2007, as further supplemented by prospectus supplement no. 2 dated June 21, 2007 relating to the resale from time to time by certain selling stockholders of shares of our common stock that may be issued under certain circumstances upon the conversion of our 3.70% Convertible Senior Notes due 2027.

You should read this prospectus supplement in conjunction with the prospectus, prospectus supplement no. 1 and prospectus supplement no. 2.  This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it.  This prospectus supplement is qualified by reference to the prospectus, prospectus supplement no. 1 and prospectus supplement no. 2, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus, prospectus supplement no. 1 and prospectus supplement no. 2.

You should carefully read and consider the risk factors that we have described in “Risk Factors” on page 2 of the prospectus before investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 1, 2007.

The information in the table appearing under the caption “Selling Stockholders” commencing on page 15 of the prospectus, as supplemented by prospectus supplement no. 1 and prospectus supplement no. 2, is further supplemented and amended by adding the information below with respect to selling stockholders not previously listed in the prospectus, or in any amendments or supplements thereto, and by superseding the information with respect to selling stockholders listed below as of or prior to the date of this prospectus supplement.

Name	Number of shares beneficially owned prior to the offering	Percentage of shares beneficially owned prior to the offering(1)	Number of shares offered hereby	Number of shares beneficially owned following the offering(2)	Percentage of shares beneficially owned following the offering(3)
Wells Fargo & Company	101,729	*	101,729	—	—
UBS Securities LLC	486,088	1.64%	326,591	159,497	*
Admiral Flagship Master Fund, Ltd.(4)	76,297	*	76,297	—	—

*                    Less than 1.0%

(1)             Based on a total of 29,563,907 shares of our common stock outstanding as of July 27, 2007.

(2)             Assumes the selling stockholder sells all of its shares of our common stock offered pursuant to this prospectus supplement and the accompanying prospectus.

(3)             Additional selling stockholders not named in the prospectus, including any amendments or supplements to it, or this prospectus supplement will not be able to use the prospectus for resales until they are named in the selling stockholders table by prospectus supplement or post-effective amendment.

(4)             William Ellsworth is the natural person with voting and dispositive power over the shares of the selling stockholder.